                                                                    Exhibit 11.1

                            CITYSCAPE FINANCIAL CORP.
                        COMPUTATION OF EARNINGS PER SHARE


                                                             Three Months Ended                   Nine Months Ended
                                                                September 30,                       September 30,
                                                       ------------------------------      -------------------------------
                                                           1996              1995              1996               1995
                                                       -------------     ------------      -------------     -------------
             PRIMARY
Net earnings applicable to common stock                 $14,414,837       $ 3,786,431       $34,813,977       $ 7,213,459
                                                        ===========       ===========       ===========       ===========

Weighted average common shares                           29,632,093        20,251,368        29,325,440        20,251,368

Adjustment to common shares:
     Assume exercise of stock options or warrants         1,281,976         2,165,224         1,105,159         2,165,224
                                                        -----------       -----------       -----------       -----------

Weighted average primary shares                          30,914,069        22,416,592        30,430,599        22,416,592
                                                        ===========       ===========       ===========       ===========

EARNINGS PER COMMON SHARE                               $      0.47       $      0.17       $      1.14       $      0.32
                                                        ===========       ===========       ===========       ===========




                                                       Three Months Ended    Nine Months Ended
                                                       September 30, 1996    September 30, 1996
                                                       ------------------    ------------------
                FULLY DILUTED (1)
Net earnings applicable to common stock                    $14,414,837          $34,813,977

Adjustment to net earnings:
   Add:  After-tax interest expense from Convertible
                Debentures                                   1,333,408            2,137,965
                                                           -----------          -----------

Adjusted net earnings applicable to common stock           $15,748,245          $36,951,942
                                                           ===========          ===========

Weighted average common shares                              29,632,093           29,325,440

Adjustment to common shares:
     Assume conversion of Convertible Debentures             5,476,190            2,937,956
     Assume exercise of stock options                        1,281,976            1,160,502
                                                           -----------          -----------

Weighted average fully diluted shares                       36,390,259           33,423,898
                                                           ===========          ===========

EARNINGS PER COMMON SHARE                                  $      0.43          $      1.11
                                                           ===========          ===========


(1) Fully diluted earnings per share were not presented for the 1995 periods because the Convertible Debentures were not issued until 1996.